Exhibit 99.1

Comtech Group, Inc. Reports 2008 First Quarter Results

•	Q1 Net Revenue: $60.2 million (a year-on-year increase of 35.1%)
•	Q1 Net Income: $5.3 million GAAP and $7.7 million Non-GAAP with a year-on-year increase of 49.5%
•	Q1 EPS Diluted: $0.13 GAAP and $0.19 Non-GAAP with a year-on-year increase of 18.2%
•	Company increases full year guidance to $290 million in revenue and Non-GAAP EPS of $0.92

SHENZHEN, China, May 7, 2008—Comtech Group, Inc. (NASDAQ: COGO), a China-based provider of customized module design solutions as well as engineering and technology services to domestic and international technology product companies, today announced unaudited financial results for its first quarter 2008. The Company reported quarterly revenue of $60.2 million, up 35.1% year-over-year, compared to $44.6 million reported in the first quarter of 2007.  The Company experienced growth across all end markets - mobile handset, telecommunication equipment, and digital media, which it believes are among the fastest growing markets in China.

Net income for the first quarter of 2008 was $5.3 million, up 43.0% from $3.7 million in the same period last year, with Non-GAAP net income up 49.5% over the same period last year.  Earnings per common share (“EPS”) Diluted on a U.S. GAAP basis was $0.13, and Non-GAAP EPS Diluted (which excludes share-based compensation expense and acquisition related costs including amortization of intangible assets and recognized deferred taxation) was $0.19, up 26.7% from the first quarter of 2007.

Key Financial Indicators
(all numbers in USD thousands, except share data)
	Q1 2008	(1)	Q1 2007	(1)	Percent Change
Consolidated Revenue	$60,189		$44,560		35.1%
Cost of Revenue	$48,439		$36,038		34.4%
Gross Profit	$11,750		$8,522		37.9%
Net Operating Expenses	$7,052		$4,495		56.9%
Income from Operations	$4,698		$4,027		16.7%
Net Income(2)	$5,281		$3,693		43.0%
EPS Diluted	$0.13		$0.11		18.2%
Non-GAAP EPS Diluted	$0.19		$0.15		26.7%

(1)	The US dollar amounts are calculated based on the conversion rate of US $1 to RMB 7.012 as of March 31, 2008 and US $ 1 to RMB 7.7232 as of March 31, 2007.
(2)
Included in the Q1 2008 net income was an amount of $1.6 million for share-based compensation expense in accordance with Statement of Financial Accounting Standards of No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) and $0.8 million acquisition related costs including amortization of purchased intangible assets and recognized deferred taxation. Non-GAAP net income excluding the effects of share-based compensation expense and acquisition related costs was $7.7 million or a $0.19 Non-GAAP EPS Diluted in Q1 2008.

First quarter highlights and recent updates:

•	Plan to change the Company name to Cogo Group, Inc.
•	Board approved Yi Yuan as President.
•	Signed $10 million telecommunications module solutions contract with ZTE to secure sustainable revenue growth in the telecommunications market.
•	Partnered with Freescale Semiconductor to design automotive solutions in China.

Recent Developments

The Board of Directors is planning to change the Company’s name from Comtech Group, Inc. to Cogo Group, Inc., and which, subject to formal approval, is expected to be effective by the end of May 2008. The Company's COGO trading symbol is expected to remain unchanged on the NASDAQ Global Market, and the Company’s operating subsidiaries in China bearing the Comtech brand will continue to use Comtech as their trade name.

Jeffrey Kang, Chairman & Chief Executive Officer, Comtech Group said, “The Company continued to experience solid revenue growth across its key business areas during the first quarter. Results are in line with our projections and reflect better-than-normal seasonality. A strong rebound of the handset business since March has helped to lift our business outlook, and the introduction of new solutions, such as the mobile TV solution, should continue to drive our business in the second half of the year. Finally, we are seeing robust revenue growth in 2008 attributed mostly to organic growth and accretive acquisitions in 2007 such as Keen Awards.”

“The new company name will better reflect COGO’s corporate strategy and positioning. In addition to the organic growth from our traditional businesses, such as the Comtech branded operations in China, the Company’s accretive acquisitions which bear other brands, such as Keen Awards, will also play an increasingly important role in the Company’s future expansion. Management expects more acquisitions down the road, similar to our acquisition of Keen Awards in 2007, to boost growth outlook in the near future.”

Financial Results

Revenue for the first quarter was $60.2 million, an increase of 35.1% compared to $44.6 million reported for the first quarter of last year. The revenue breakdown is as follows: $24.5 million, or 40.7% of total sales for mobile handsets, representing a 37.0% increase year-over-year; $16.0 million, or 26.7% of total sales for telecommunications equipment, representing a 12.8% increase year-over-year, and $17.4 million, or 28.9% of total sales for digital media products, representing a significant increase of 57.3% year-over-year. The Company’s service business contributed $1.9 million in revenues for the first quarter and accounted for approximately 3.1% of total sales, representing a 31.5% increase year-over-year. Also during the quarter, the Company generated revenue from component sales relating to Industrial Business which includes industrial solutions targeted at the Green Energy and Auto-electronics sectors.

Cost of revenues, which includes the aggregate purchase of components from suppliers and the direct cost of services, was $48.4 million compared to $36.0 million, representing an increase of 34.4% year-over-year. Gross profit for the first quarter was $11.8 million, up 37.9% compared to the $8.5 million during the first quarter of last year. Gross margin for the first quarter increased to 19.5% compared to 19.1% reported during the first quarter of 2007 due to a more favorable product mix reflecting growth in higher margin end markets such as the digital media and service business during the first quarter.

Selling, general and administrative expenses totaled $5.7 million, up 67.1%, compared to $3.4 million reported for the first quarter of last year. The increase was attributable to higher staff costs due to an increase in share-based compensation expense, an additional bad debt provision, amortization of intangible assets and other sales related expenses that support our ongoing business.  Research and development (R&D) expenses increased by 24.0% to $1.4 million compared to $1.1 million in the first quarter of 2007. The increase was attributable to a rise in R&D personnel related costs and additional expenditures for new market development. Capital Expenditure was $0.4 million compared to $0.1 million during the same quarter in prior year. The increase was attributable to an increase in purchase of properties and equipments. Depreciation was $0.3 million compared to $0.1 million reported in the first quarter of 2007.

Income from operations was $4.7 million, up 16.7% as compared to $4.0 million for the first quarter of 2007. Operating margin for the first quarter was 7.8% versus 9.0% for the first quarter of 2007. Excluding the effects of share-based compensation and acquisition related costs including amortization of purchased intangible assets, operating margin would have been 12.0% for the first quarter of 2008, compared to 12.3% for the same period in 2007. The effective tax rate for the first quarter of 2008 was 8.2%, compared to 9.3% for the same period in 2007. No minority interests’ share of income was reported as compared to a minority interests’ share of income of $0.07 million over the same period in 2007.

Net income for the first quarter was $5.3 million or EPS Diluted of $0.13 on a U.S. GAAP basis, compared to net income of $3.7 million, or EPS Diluted of $0.11 in the first quarter of 2007. Included in the first quarter 2007 net income was an amount of $1.6 million for share-based compensation expense and $0.8 million for acquisition related costs including amortization of purchased intangible assets and recognized deferred taxation. Excluding the stock-based compensation expense and acquisition related costs including amortization of purchased intangible assets and recognized deferred taxation, the Company would have reported net income of $7.7 million or $0.19 Non-GAAP EPS Diluted for the first quarter. The weighted average number of shares used in the calculation of diluted EPS was 40.0 million compared to 34.3 million in the first quarter of 2007.

Balance Sheet

As of March 31, 2008, the Company completed the quarter with cash of $123.0 million, down slightly from $126.1 million at the fiscal year end 2007, attributable to the payment of acquisition consideration.  Inventory decreased from $17.8 at the end of 2007 to $14.3 million as of March 31, 2008. The decrease in inventory was attributable to better inventory control. The Company continues to be in a strong financial position with a current ratio of 4.9 to 1. Inventory turnover has shortened to 27 days. Receivables were collected in an average of 99 days. Operating Cash flows was positive at $1.3 million. Intangible assets decreased slightly from $20.3 million at the end of March 31, 2008 as compared to $20.4 million as of December 31, 2007. Goodwill remained $14.2 million as of March 31, 2008. Shareholders’ equity was $210.4 million as of March 31, 2008, a slight increase from $199.3 million as of December 31, 2007.

Business Outlook

Based on current visibility and new business in the pipeline, management is increasing 2008 full year guidance to $290 million in revenue and Non-GAAP EPS Diluted of $0.92. The Company expects to be able to achieve this aggressive goal despite a downturn in the US economy because its business mainly targets the Chinese domestic and newly emerging markets, which are on track to continue their robust upward trajectory and offset any negative news from the US.

Mr. Kang remarked, “The outlook for our business remains strong. COGO has a twelve-year history in which we have weathered many tough situations such as what we are seeing today with the US economy.  Despite minor setbacks, the Company has always achieved strong growth.  We expect to continue last year’s strong performance with robust growth of approximately 30% in both revenue and Non-GAAP EPS Diluted this year. I am confident that our strategies for sustained growth are working, and based on the company’s organic expansion and strategic new business and acquisitions in the pipeline, COGO is well-positioned for continued strong results in 2008.”

Teleconference Information
Comtech 2008 Q1 Earnings Results Conference Call

Date/ Time:
May 7, 2008 (Wed) @ 4:30 PM (ET)

Conference Call:
US/ Canada Toll-Free: 1-800-762-8779
International: +1 (480) 629 9041

Webcast/ Audio Recording:
http://viavid.net/dce.aspx?sid=00004EC5.

Replay:
US/ Canada Toll-Free: 1-800-406-7325 (Passcode: 3868113)
International: +1 (480) 590 3030 (Passcode: 3868113)

About Comtech Group, Inc.:

Comtech Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Comtech leverages these relationships and combines their IP to create designs that Comtech then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Comtech Group focuses on the mobile handset, telecom equipment and digital media end-markets for their customized design modules while also offering business and engineering services to their large telecom equipment vendor customers. Over the last twelve years, Comtech has grown its customer list to include more than 200 of the largest and most well known manufacturers across the mobile handset, telecom equipment and consumer markets in China, covering both multinational Chinese subsidiaries and Chinese domestic companies.

For further information:
Investor Relations

www.comtech.com.cn/investorinfo.html
communications@comtech.com.cn

H.K.:	+852 2730 1518
U.S.:	+1 (646) 291 8998
Fax:	+86 755 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to our business such as business with Freescale Semiconductor, Huawei and ZTE or growth strategy such as growth in digital media, mobile handset and telecom businesses, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent Forms S-1 and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Comtech's consolidated financial results presented in accordance with GAAP, Comtech uses the following measures defined as Non-GAAP financial measures by the SEC: 1) Non-GAAP net income, which is net income excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets, 2) Non-GAAP basic and diluted earnings per share, which is basic and diluted earnings per share excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets,  3) Non-GAAP income from operation, which is income from operation excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets and 4) Non-GAAP operating margin, which is operating margin excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets. The presentation of these Non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these Non-GAAP financial measures, please see the table captioned “Reconciliations of Non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Comtech believes that these Non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based expenses and acquisition related costs such as amortization of purchased intangible assets that may not be indicative of its operating performance from a cash perspective. Comtech believes that both management and investors benefit from referring to these Non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These Non-GAAP financial measures also facilitate management's internal comparisons to Comtech's historical performance and liquidity. Comtech computes its Non-GAAP financial measures using the same consistent method from quarter to quarter. Comtech believes these non- GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using Non-GAAP net income, Non-GAAP basic and diluted earnings per share, Non-GAAP income from operation and Non-GAAP operating margin is that these Non-GAAP measures exclude share-based compensation charge and acquisition related costs such as amortization of purchased intangible assets that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each Non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to Non-GAAP financial measures.

Tables Attached

COMTECH GROUP, INC. and SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE QUARTERS ENDED MARCH 31, 2008 AND 2007
(in thousands, except share data)

	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2008	March 31, 2008	March 31, 2007
	$’000	RMB’000	RMB’000

Net Revenue
Product sales	58,305	408,835	333,077
Services revenue	1,884	13,210	11,066
	60,189	422,045	344,143
Cost of sales
Cost of goods sold	(47,325)	(331,842)	(270,599)
Cost of services	(1,114)	(7,814)	(7,730)
	(48,439)	(339,656)	(278,329)

Gross profit	11,750	82,389	65,814
Selling, general and administrative Expenses	(5,673)	(39,778)	(26,219)
Research and development expenses	(1,374)	(9,633)	(8,557)
Other operating (expenses)/income, net	(5)	(38)	60
Income from operations	4,698	32,940	31,098
Interest expense	(34)	(240)	(769)
Interest income	1,086	7,618	1,700
Income before income taxes and minority interests	5,750	40,318	32,029
Income tax expense	(469)	(3,291)	(2,964)
Income before minority interests	5,281	37,027	29,065
Minority interests	—	—	(544)
Net income	5,281	37,027	28,521

	$	RMB	RMB
Earnings per share
- Basic	0.14	0.95	0.86
- Diluted	0.13	0.93	0.83

Weighted average number of common shares outstanding
- Basic		39,056,811	33,057,444
- Diluted		39,961,321	34,317,751

COMTECH GROUP, INC. and SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2008 AND DECEMBER 31, 2007
(in thousands, except share data)

	March 31, 2008	March 31, 2008	Dec 31, 2007
	$’000	RMB’000	RMB’000
Assets
Current assets:
Cash	122,981	862,342	919,650
Pledged bank deposits	7,128	49,979	51,603
Accounts receivable, net of allowance for doubtful accounts	65,573	459,796	418,329
Bills receivable	7,525	52,762	35,300
Inventories	14,335	100,520	129,892
Prepaid expenses and other receivables	2,963	20,779	18,306
Total current assets	220,505	1,546,178	1,573,080

Property and equipment, net	2,845	19,951	17,848
Intangible assets, net	20,280	142,206	148,659
Investment in an affiliated company	59	416	416
Goodwill	14,186	99,474	99,474
Other assets	134	938	1,063
Total Assets	258,009	1,809,163	1,840,540

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	25,359	177,816	174,628
Bank borrowings	—	—	9,080
Amounts due to related parties	—	—	1,403
Income taxes payable	1,480	10,379	6,957
Accrued expenses and other liabilities	17,291	121,241	169,046
Deferred income taxes	587	4,116	4,071
Total current liabilities	44,717	313,552	365,185
Deferred income taxes	2,913	20,425	21,487
Total liabilities	47,630	333,977	386,672

Stockholders’ equity
Common stock Par value: USD 0.01 Authorized: 200,000,000 Shares; Issued and outstanding: 38,498,769 shares in 2008 and 38,496,167 shares in 2007	449	3,150	3,150
Additional paid-in capital	156,417	1,096,798	1,085,459
Retained earnings	66,366	465,360	428,333
Accumulated other comprehensive loss	(12,853)	(90,122)	(63,074)
Total stockholders’ equity	210,379	1,475,186	1,453,868

Total liabilities and stockholders’ equity	258,009	1,809,163	1,840,540

COMTECH GROUP, INC. and SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES

FOR THE QUARTERS ENDED MARCH 31, 2008 AND 2007
(in thousands, except share data)

	Three Months Ended March 31
	2008	2007
	$'000	$'000
Net Income
GAAP net income	5,281	3,693
Share-based compensation expense	1,617	1,208
Acquisition related costs - amortization of purchased intangible assets and recognized deferred taxation	775	230
Non-GAAP net income	7,673	5,131

Income from operation
GAAP income from operations	4,698	4,027
Share-based compensation expense	1,617	1,208
Acquisition related costs - amortization of purchased intangible assets	920	230
Non-GAAP income from operation	7,235	5,465

Operating Margin
GAAP operating margin	9.7%	9.0%
Non-GAAP operating margin	14.9%	12.2%

Earnings per share	$	$
GAAP net income per common share- Basic	0.14	0.11
GAAP net income per common share- Diluted	0.13	0.11

Non-GAAP net income per common share- Basic	0.20	0.16
Non-GAAP net income per common share- Diluted	0.19	0.15

Weighted average number of common shares outstanding
Non-GAAP net income per common share- Basic	39,056,811	33,057,444
Non-GAAP net income per common share- Diluted	39,961,321	34,317,751